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EXHIBIT 99.1

[LOGO OF MID-STATE BANCSHARES]

News Release

Date: May 15, 2002	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares to Appoint New Independent Public Accountant

        ARROYO GRANDE, CA—Mid-State Bancshares (Nasdaq: MDST) announced today that it will select a new independent public accountant for 2002 to replace Arthur Andersen LLP, the company's former accounting firm.

        "The decision to change auditors was not the result of any disagreement between Mid-State Bancshares and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures. The audit work performed by the Andersen team assigned to us has always been exemplary and we value the relationship we have had with their firm for the last 25 years," said Chairman Carrol Pruett. "However, because of Andersen's recent difficulties, our Audit Committee has decided that we will not retain their services in 2002."

        Mid-State Bancshares is reviewing several public accounting firms to provide the audit services to the Company and will announce the new firm once that process is complete.

        Mid-State Bancshares is a $1.85 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California's San Luis Obispo, Santa Barbara, and Ventura Counties. Since opening its doors in 1961, the Bank has grown to 39 offices serving over 115,000 customers.

        This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank's beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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  EXHIBIT 99.1
Mid-State Bancshares to Appoint New Independent Public Accountant